Exhibit 99.1

News release

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HP Announces Resignation of Director Tom Perkins

PALO ALTO, Calif., May 19, 2006 — HP announced today that Thomas J. Perkins resigned from its board of directors on May 18, 2006, with immediate effect.

The board has 10 members following his resignation.

Mark Hurd, HP chief executive officer and president, said, “On behalf of HP, I wish to thank Tom for his service and dedication to our company. Since he first joined the company nearly 50 years ago, going on to serve as leader of HP’s early computer operations, an executive at HP Labs and ultimately as a director, we have benefited from Tom’s business insights and understanding of technology. He has been instrumental in championing improvements that are leading to a stronger HP. I am particularly grateful for the support he has provided to me over the past year.”

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended April 30, 2006, HP revenue totaled $88.9 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

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© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

5/2006